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                                                             EXHIBIT 99.1

                                PRESS RELEASE


                        CRYSTAL OIL COMPANY ANNOUNCES
                   ACQUISITION OF FIRST RESERVE GAS COMPANY

    Shreveport, Louisiana--June 19, 1995: Crystal Oil Company (AMEX:COR) today announced the closing of its acquisition of First Reserve Gas Company ("FRGC"), a gas storage company located in Hattiesburg, Mississippi, for a cash purchase price of approximately $78 million. The acquisition was funded through existing cash and a $60 million loan from Texas Commerce Bank. The loan is expected to be refinanced on a non-recourse basis by the end of the third quarter of 1995.

    Joe Averett, President of Crystal, stated that he was pleased with the acquisition and the opportunity that it provides Crystal for future growth. Mr. Averett added that Crystal was currently reviewing various options for additional revenue from the facility as well as other opportunities in the area of natural gas storage, transportation and marketing. He further noted that Crystal continues to have more than $65 million in cash available to pursue new opportunities both in this industry and other industries. The acquisition by Crystal of FRGC represents the first acquisition by Crystal following the disposition of its domestic oil and gas properties to Apache Corporation in December 1994.

    FRGC is a gas storage company located in Hattiesburg, Mississippi with
5.5 billion cubic feet of storage capacity and interconnections into various major pipeline systems, including the Transco, Tennessee and Koch pipelines. FRGC's revenues and operating income for 1994 were $11.8 million and $6.7 million, respectively.

    For further information contact Jeff Ballew, Corporate Secretary of Crystal, at (318) 222-7791.

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